EXHIBIT 99.1

Four Oaks Fincorp, Inc.

6114 US 301 South

Four Oaks, NC  27524

(919)963-2177 Telephone

(919)963-2768 Fax

Press Release

         For more information contact:

    Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or

     Nancy S. Wise, Executive Vice President and Chief Financial Officer

                 (919) 963-2177

FOR IMMEDIATE RELEASE:

July 25, 2007

FOUR OAKS FINCORP, INC. ANNOUNCES 2007 SECOND QUARTER RESULTS

FOUR OAKS, NC (July 25, 2007) - Four Oaks Fincorp, Inc. (OTC BB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the second quarter of fiscal 2007.  Net income decreased 31.7% and 26.0% in the second quarter and first half of 2007, respectively, as compared to the same respective periods of 2006.  Net income was $1.05 million and $2.5 million, or $0.19 and $0.45 per basic share, for the quarter and six months ended June 30, 2007, compared to $1.54 million and $3.38 million, or $0.28 and $0.62 per basic share, for the quarter and six months ended June 30, 2006.  Fiscal 2007 earnings have declined over fiscal 2006 primarily due to lower margins, declines in noninterest income, and increased operating costs related to our recent expansion.  Ayden R. Lee, Jr., Chairman, Chief Executive Officer and President, stated, “While we are not satisfied with earnings at these levels, we are very pleased with our average earning assets growth of 19% over the past year.  We believe this momentum well positions the bank for improved profitability.”

For the twelve months ended June 30, 2007, return on average equity and return on average assets were 12.53% and 1.01%, respectively, compared to 13.84% and 1.17%, respectively, for the twelve months ended June 30, 2006.  We increased the level of dividends paid to our shareholders from the $0.064 per share that was paid in the second quarter of 2006 to $0.08 per share paid in the second quarter of fiscal year 2007, an increase of 25%.  All per share figures are adjusted for the effect of the five-for-four stock split effected in November 2006.

Net interest margin year-to-date annualized as of June 30, 2007 of 3.84% fell 65 basis points compared to 4.49% as of June 30, 2006.  Growth in average earning assets produced a 19.9% and 20.1% increase in total interest income for the second quarter and first half of 2007 as compared to the same respective periods of 2006. The cost of funding our assets grew 73 basis points as our year-to-date annualized cost of paying liabilities went from 3.84% as of June 30, 2006 to 4.57% as of June 30, 2007.  Interest expense increased 41.4% and 46.4% in the second quarter and first half of 2007, respectively, as compared to the same respective periods of 2006.  Our net interest income after the provision for loan losses for the second quarter of 2007 increased 2.5% compared to the second quarter of 2006.  Salaries and benefits expenses for the second quarter and first half of 2007 were 18.5% and 25.4% higher, respectively, than for the same respective periods of 2006 due to new hires for our offices that opened during 2006, administrative positions filled due to our growth, and normal increases in wages and benefits costs.  Other operating expenses increased 20.9% and 14.2% in the second quarter and first half of 2007 as compared to the same respective periods of 2006, due to operating from a new 9,200 square foot facility in Wallace instead of a small modular unit which served as the branch until September 2006, opening our Zebulon office in temporary quarters in March 2006, and opening our Sanford full service office in September 2006.  Professional fees increased 20.2% from $537,808 at June 30, 2006, to $646,387 at June 30, 2007, primarily related to ongoing compliance with Section 404 of the Sarbanes–Oxley Act of 2002.

Income recognized from bank-owned life insurance in the first half of 2007 decreased by $201,986 compared to the first half of 2006, resulting from a shift in cash surrender values caused by the yields on Treasuries rising to the highest levels in five years.  This rise in Treasury yields also resulted in a negative effect on the market value of our callable CD swaps which presently do not qualify for hedge accounting.  In the first quarter of 2007, we recognized gains of $215,769 on the swaps for market value changes and in the second quarter of 2007 we recognized losses of $176,213.  The July 2007 expiration of a cash flow hedge will add approximately $50,000 per month to our revenues at the current prime levels.  Initiatives to improve income or contain costs are continually being analyzed.

Our balance sheet growth continued in the second quarter of 2007.  Quarterly average earning assets of $607,984 in the second quarter of 2007 grew 18.9% from $511,453 in the second quarter of 2006. Net loans of $484.1 million at June 30, 2007 increased 15.4% and 6.1%, respectively, compared to $419.4 million at June 30, 2006, and $456.2 million at December 31, 2006.  Total deposits of $515.8 million at June 30, 2007 increased 19.6% and 10.5%, respectively, from $431.4 million at June 30, 2006, and $466.9 million at December 31, 2006.  Shareholders' equity was $51.3 million at June 30, 2007, an increase of 14.9% and 4.0%, respectively, over June 30, 2006 and December 31, 2006.  Book value per share at June 30, 2007 was $9.13 as compared to $8.06 at June 30, 2006 and $8.84 at December 31, 2006.  Shareholders' equity as a percentage of total assets was 7.76% at June 30, 2007 as compared to 7.90% at June 30, 2006 and 8.11% at December 31, 2006.

With $661.2 million in total assets as of June 30, 2007, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon, North Carolina.  Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation , the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.  The Company does not undertake a duty to update any forward-looking statements in this press release.

2